Exhibit 10.1

**Confidential Portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

LICENSE AND DEVELOPMENT AGREEMENT

THIS LICENSE AND DEVELOPMENT AGREEMENT (this “Agreement”) is made as of 19 November, 2018 (the “Effective Date”), by and between Quantum Materials Corporation, a Nevada corporation (the “Licensor”), and Amtronics CC, a limited liability company (the “Licensee”). Each of the parties to this Agreement will be referred to individually as a “Party” or jointly as the “Parties.”

RECITALS

WHEREAS, Assam Electronics Development Corporation Ltd., Amtronics CC, Mega Consortium Limited and the Licensor are parties to that certain Memorandum of Understanding – Nano-India (ASSAM), dated as of October 25, 2017 (the “MOU”).

WHEREAS, Amtronics CC, with certain other parties, formed the Licensee to, among other things, facilitate the transactions contemplated by the MOU.

WHEREAS, the Parties desire to implement certain terms of the MOU set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the Parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS.

The following initially capitalized terms have the following meanings (and derivative forms of them shall be interpreted accordingly):

“Agents” has the meaning given in Section 6.1.

“Affiliate” means an entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a Party. For this purpose, “control” means the ownership of fifty percent (50%) or more of the voting securities entitled to elect the directors or management of the entity, or the actual power to elect or direct the management of the entity.

“Claim” has the meaning given in Section 8.1.

“Commercialize” means any and all activities directed to marketing, promoting, distributing, importing, having imported, exporting, having exported, selling, having sold, or offering to sell a product or service.

“Commercially Reasonable Efforts” means the level of efforts required to carry out a task in a diligent and sustained manner without undue interruption, pause or delay using such effort and employing such resources as would normally be exerted or employed by a similarly situated company for a product of similar market or profit potential or strategic value at a similar stage of its product life, taking into account safety and efficacy; the competitiveness of alternative products; proprietary position of the product; pricing and reimbursement; and all other relevant scientific, regulatory and commercial factors.

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“Commercialization Wind-Down Period” has the meaning given in Section 9.3(c).

“Confidential Information” has the meaning given in Section 6.1.

“Develop” and “Development” shall mean any and all activities, testing and studies required to develop one or more products or services for regulatory approval and/or commercial sale.

“Disclosing Party” has the meaning given in Section 6.1.

“Exclusion” has the meaning given in Section 6.2.

“Field of Use” means [Manufacture of quantum dots, thin film quantum dot solar cells, and light emitting diodes for lighting and display applications.

“Gross Sales” means the gross amount invoiced by the Licensee, or its Affiliates, licensees or sublicensees for the sale of a Licensed Product[, less any of the following applicable deductions to the extent actually granted and included in the invoiced amounts. Even if there is overlap between any of deductions, each individual item shall only be deducted once in each Gross Sales calculation].

If the Licensee (or its Affiliates, licensees or sublicensees) structure a commercial transfer of quantities of Licensed Product as something other than a “sale” such that the Licensee (or its Affiliates, licensees or sublicensees) receives value as a direct result of such other commercial transfer, as a free marketing sample or is intended for resale by the Licensee or its Affiliates, licensees or sublicensees, then such transfer shall be deemed to be a sale at the value received by the Licensee (or its Affiliates, licensees or sublicensees).

“Improvements” has the meaning given in Section 5.1.

“Indemnities” has the meaning given in Section 8.1.

“Know-How” means all techniques and data and other know-how and technical information including inventions (whether or not patentable), improvements and developments, practices, methods, concepts, trade secrets, documents, computer data, computer code, apparatus, test data, analytical and quality control data, formulation, manufacturing, patent data or descriptions, development information, drawings, specifications, designs, plans, proposals and technical data and manuals and all other proprietary information reasonably necessary to commercially exploit the License, Licensed Products and Licensed Technology or generated pursuant to research and development activities, and including all non-patent intellectual property rights in relation to such items.

“License” has the meaning given in Section 3.1.

“Licensed Know-How” shall mean Know-How that (a) the Licensor reasonably determines to be necessary and/or useful to Commercialize, Develop or Manufacture Licensed Products, and is) controlled by the Licensor on the Effective Date.

“Licensed Patents” means the Patents listed on Schedule A hereto.

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“Licensed Product(s)” means (a) any product the Commercializing, Development, exporting, importing, making or having made, Manufacturing, offering for sale, selling or using of which would, but for the licenses granted to Licensee hereby, infringe a Valid Claim of the Licensed Patents, or (ii) utilize any Licensed Know-How.

“Licensed Technology” means, collectively, the Licensed Patents and the Licensed Know-How.

“Manufacture” or “Manufacturing” shall mean any and all activities and operations involved in or relating to the manufacturing, quality control testing (including in-process, release and stability testing), releasing or packaging, for development or commercial purposes.

“Patent” means any patent application or patent anywhere in the world, including all of the following kinds: provisional, utility, divisional, continuation, continuation-in-part, and substitution applications; and utility, re-issue, re-examination, renewal and extended patents, and patents of addition, and any supplementary protection certificates, restoration of patent terms and other similar rights.

“Product” means Quantum Dots (nanoscale semiconductor crystals) solar cells, LED lighting.

“Recipient” has the meaning given in Section 6.1.

“Recoveries” has the meaning given in Section 5.4(e).

“Royalty” has the meaning given in Section 4.4(a).

“Royalty Period” has the meaning given in Section 4.4(b).

“Territory” means the territory of The State of Assam India.

“Third Party” means an entity other than a Party or an Affiliate of a Party.

“Valid Claim” means a claim of either (a) an issued and unexpired Patent included within the Licensed Patents which has not been held permanently revoked, unenforceable, or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a pending Patent application within the Licensed Patents which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of said application.

References in the body of this Agreement to “Sections” refer to the sections of this Agreement. The terms “include,” “includes,” “including” and derivative forms of them shall be deemed followed by the phrase “without limitation” regardless of whether such phrase appears there (and with no implication being drawn from its inconsistent inclusion or non-inclusion).

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ARTICLE II

PROGRAM

Section 2.1 General. In connection with the establishment of a nanoscale semiconductor crystal manufacturing facility in Guwahati, the State of Assam, Republic of India, the Licensee shall devote Commercially Reasonable Efforts to Commercialize, Develop and Manufacture the Licensed Products in the above describe field of use and territory(s). The Licensee shall be deemed to have satisfied such Commercially Reasonable Efforts if it has meet the milestones as identified addendum A.

Section 2.2 Updates. The Licensee will provide the Licensor with a written report of progress in development of the Manufacturing process and Commercialization of the Licensed Products and the Licensee’s and its Affiliates’ activities in that regard. Within 45 days after the signing of this agreement a development committee comprising one representative from each company will be formed and quarterly reports will be provided to all stake holders.

ARTICLE III

LICENSES

Section 3.1 License Grant. The Licensor hereby grants to the Licensee a [non-]exclusive license under and to the Licensed Technology to Commercialize, Develop, export, import, make or have made, Manufacture, offer for sale, sell and use Licensed Products, within the Field of Use and in the Territory (the “License”). The foregoing License shall be exclusive with respect to the production of Licensed Products within the State of Assam, Republic of India.

Section 3.2 Rights and Restrictions. The Licensee does hereby agree that it will NOT (and will cause its Affiliates and any sublicensee not to) at any time Commercialize, Develop, distribute, exploit, make use of, profit from or sell the License or the Licensed Products outside of the Field of Use or the Territory (the “Exclusion”). Furthermore, any assignment, license, sale, sublicense, transfer or other disposition of the Licensee’s rights in the License shall retain, be subject to and be governed by the Exclusion; and the Licensee and its Affiliates and successors shall make every reasonable effort to ensure that any direct or indirect assignee or licensee or any other agent shall comply with, respect and abide by the Exclusion.

ARTICLE IV

FINANCIAL TERMS

Section 4.1 Upfront Fee. The Licensee shall pay the Licensor an upfront payment of $500,000.00 within [30] business days after the Effective Date and an additional $500,000.00 within 60 days after the effective date .

Section 4.2 Purchase of Equipment.

(a) Reactors. The Licensee shall purchase two (2) production reactors used for the production of Licensed Products for an aggregate purchase price of $[**Confidential Treatment Requested], payable as follows:

(i)	$[**Confidential Treatment Requested] shall be payable within 60 business days after the Effective Date;
(ii)	$[**Confidential Treatment Requested] shall be payable immediately upon delivery to the licensees designated freight forwarder; and
(iii)	$[**Confidential Treatment Requested] shall be payable when the reactors are received, setup and operational, as determined by the Licensor.

[**Confidential Treatment Requested] indicates that portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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(b) Schlenk Line Equipment. The Licensee shall purchase the automated equipment for two (2) Schlenk lines from the Licensor for an aggregate purchase price of $[**Confidential Treatment Requested], payable 50% with order and 40% upon delivery to licensees designated freight forwarder and balance once equipment is received, setup and operational as determined by Licensor.

(c) Inline Equipment. The Licensee shall purchase the inline laminating, printing and associated equipment from the Licensor for an aggregate purchase price of $[**Confidential Treatment Requested], payable 50% with order and 40% upon delivery to licensees designated freight forwarder and balance once equipment is received, setup and operational as determined by Licensor.

(d) Other Equipment. The Licensee shall purchase related to the License and Licensed Products exclusively from the Licensor at the Licensor’s then-prevailing prices and terms.

Section 4.3 Consulting and Training.

(a) Training. For a period of 36 following the Effective Date, the Licensor shall provide training to the Licensee’s employees and contractors in connection with the manufacturing of the Licensed Products, as the mutually agreed by the Parties, as mutually agreed between the Parties. The fees for such consulting services will be billed at the Licensor’s then-prevailing hourly rates for such services. As of the date of this Agreement, it is anticipated that the average rate for such services will be approximately $[**Confidential Treatment Requested] per hour, which may vary depending on the nature of the training, the experience and specialized expertise of the personnel performing such training and other economic factors at such time. Amounts payable in respect of services under this Section 4.3(a) shall be invoiced to the Licensee monthly in arrears and paid to the Licensor, as directed by the Licensor, which amounts shall be due within thirty (30) days after the date of invoice.

(b) Consulting.

(i) Facility Design. The Licensee shall pay an aggregate amount of approximately $[**Confidential Treatment Requested] in connection with the Licensor’s consulting services related to the design of the Manufacturing facility, payable under terms and conditions to be negotiated.

(ii) Other Consulting. For a period of 5 years following the Effective Date, the Licensor agrees to provide consulting services for the implementation and operation of the items set forth in Section 4.2 and the Manufacturing of Licensed Products, as mutually agreed between the Parties. The fees for such consulting services will be billed at the Licensor’s then-prevailing hourly rates for such services. As of the date of this Agreement, it is anticipated that the average rate for such services will be approximately $[**Confidential Treatment Requested] per hour, which may vary depending on the nature of the services, the experience and specialized expertise of the consultant performing such services and other economic factors at such time. Amounts payable in respect of services under this Section 4.3(b) shall be invoiced to the Licensee monthly in arrears and paid to the Licensor, as directed by the Licensor, which amounts shall be due within thirty (30) days after the date of invoice.

[**Confidential Treatment Requested] indicates that portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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Section 4.4 Royalty.

(a) Royalty Amounts. Subject to the terms and conditions of this Agreement, in consideration of the rights and licenses granted herein, the Licensee shall pay to the Licensor a royalty equal to [**Confidential Treatment Requested] percent ([**Confidential Treatment Requested]%) of Gross Sales (collectively, the “Royalty”).

(b) Payment Timing. The Royalty shall be paid quarterly (the “Royalty Period”), within ten (10) days after the end of the relevant calendar quarter for which royalties are due.

(c) Royalty Payment Reports. With respect to each Royalty Period, at the time(s) when the payments of Section 4.4(b) are due, the Licensee shall provide to the Licensor a written report stating the number and description of all items sold during the Royalty Period, the Gross Sales associated with such sales, and the calculation of Gross Sales on such sales. The report shall provide all such information on a country-by-country and product-by-product basis.

(d) Records. The Licensee shall keep, for a period of six (6) years following the end of the calendar year to which such records relate, and ensure that its Affiliates keep, complete and accurate records of its sales to which Royalties may apply, including all records that may be necessary for the purposes of calculating all payments due under this Agreement. The Licensee shall make such records available for inspection to the Licensor, including the Licensor’s accounting, financial and legal representatives, at the Licensee’s premises on reasonable notice during regular business hours.

(e) Audit. No more than once per calendar year, the Licensor shall have the right to retain an independent certified public accountant to perform on behalf of the Licensor an audit of such books and records of the Licensee and its Affiliates as are necessary (in the reasonable opinion of the auditor) to verify Gross Sales for the period or periods requested by the Licensor and the accuracy of any report or payments made under this Agreement. If an audit reveals an underpayment, the Licensee shall promptly pay to the Licensor the amount of such undisputed underpayment [plus interest] in accordance with Section 4.4(a). If the audit reveals that the undisputed monies owed by the Licensee to the Licensor has been understated by more than fifteen percent (15%) for any calendar year, the Licensee shall, in addition, pay the reasonable costs of such audit.]

(f) Licensee/Sublicensee Reports, Records and Audits. If the Licensee grants any licenses or sublicenses with respect to the Licensed Products or Licensed Technology, the agreements, certificates, documents and other instruments for such licenses and sublicenses shall include an obligation for the sublicensee to (i) provide reports with sufficient information to allow such verification in accordance with Section 4.4(c); (ii) maintain, for a period of six (6) years following the end of the calendar year to which such records relate, records adequate to document and verify the proper payments to be paid to the Licensor hereunder in accordance with Section 4.4(d); and (iii) allow the Licensor (or the Licensee if requested by the Licensor) to verify the payments due in accordance with Section 4.4(e).

Section 4.5 Expenses. The Licensor shall pay or reimburse all reasonable travel and other related costs, expenses and fees incurred by the Licensor arising from, in connection with, or related to the commissioning and supervision activities relating to this Agreement, the MOU and the other agreements, certificates, documents and other instruments related thereto.

[**Confidential Treatment Requested] indicates that portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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Section 4.6 Payment Issues.

(a) Manner of Payment. All payments due under this Agreement to the Licensor shall be made by bank wire transfer in immediately available funds to an account designated by the Licensor. All amounts due and payable hereunder shall be paid in U.S. dollars without offset, set-off, deduction or counterclaim, however arising. If any currency conversion shall be required in connection with the calculation of amounts payable hereunder, such conversion shall be made using the average of the exchange rates for the purchase and sale of U.S. dollars, as reported by Bank of America in New York, New York (or its successor entity) on the last business day of the Royalty Period to which such payment pertains. With any payment in relation to which a currency conversion is performed to calculate the amount of payment due, the Licensee shall provide to the Licensor a true, accurate and complete copy of the exchange rates used in the calculation.

(b) Non-refundable, Non-creditable Payments. Each payment that is required under this Agreement is non-refundable and non-creditable.

ARTICLE V

INTELLECTUAL PROPERTY

Section 5.1 Improvements. All developments, including inventions, whether patentable or otherwise, discoveries, ideas, improvements, trade secrets, and writings which arise from, are in connection with or relate to the Licensed Products or the Licensed Technology, and which the Licensee, either by itself or in conjunction with any other entity, entities, person or persons, has acquired, acquired knowledge of, conceived, developed or made while engaged in any activity on behalf of or while acting for the Licensor or otherwise as contemplated by the MOU and the other agreements, certificates, documents and other instruments contemplated by the MOU during the term of this Agreement (the “Improvements”), shall, on and after the start of the Term, be owned by and shall become the sole and exclusive property of the Licensor. The Licensee hereby assigns, conveys and transfers, and agrees to so assign, convey and transfer to the Licensor, all of its right, title and interest in and to any and all such Improvements and to disclose in writing to the Licensor, as soon as practicable, all Improvements that it believes in its good faith judgment may be of material significance to the Licensor, and to reduce any such Improvements to writing at the request of the Licensor if it has not already done so. At any time, and from time to time, upon the request and at the expense of the Licensor, the Licensee will, and will cause its Agents to, execute and deliver any and all instruments, documents and papers, give evidence and do any and all other acts which, in the reasonable opinion of counsel for the Licensor, are or may reasonably be necessary or desirable to document such transfer or to enable the Licensor to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such Improvements or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyrights. The Licensor will be responsible for the preparation of any such documents, papers and other instruments and for the prosecution of any such proceedings. The Licensee covenants and warrants that the Improvements will not infringe upon any copyright, patent, trademark, trade secret or other intellectual property interest of any third party. The Licensee will indemnify and hold the Licensor harmless from and against all such infringement claims, damages, losses and suits and damages. The Licensor shall not enter into any settlement with respect to such infringement claims without the prior written consent of the Licensee if the relief provided by such settlement consists of monetary damages that are to be paid by the Licensee, including, but not limited to, attorney’s fees and costs, and shall promptly following any bona-fide claim of infringement correct the Improvements so as not to be infringing, or secure at its own expense the right of the Licensor to use the Improvements without infringement. Licensor is obligated to continual to improve and optimize their patented quantum dot solar cell technology and to achieve a peak solar cell conversion efficiency of 15% on or before the 18th month following execution of this agreement. If licensor does not achieve this target performance within this time frame the licensee will deduct and accrue 10% from the total amount of royalties owing until such time the target performance is achieved. Once the target is achieved the accrued royalties will be paiod to licensor.

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Section 5.2 Patent Term Restoration. The Parties shall cooperate with each other, including by providing necessary information and assistance as the other Party may reasonably request, to obtain patent term restoration or supplemental protection certificates or their equivalents in any country where applicable to Licensed Patents.

Section 5.3 Cooperation of the Parties. At the reasonable request of the responsible (as provided for in this Article V) Party, the other Party agrees to cooperate fully in the preparation, filing, prosecution, enforcement and maintenance of any Licensed Patents under this Agreement. Such cooperation includes executing all papers and instruments (or causing its personnel to do so) reasonably useful to enable the other Party to apply for and to prosecute patent applications in any country; and promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution, enforcement or maintenance of any such Patents.

Section 5.4 Infringement by Third Parties.

(a) Notice. Each Party shall promptly report in writing to the other Party during the term of this Agreement of any known or suspected infringement, misappropriation or unauthorized use of Licensed Technology, of which such Party becomes aware, and shall provide the other Party with all available evidence supporting such infringement, suspected infringement, misappropriation or unauthorized use or suspected misappropriation or unauthorized use.

(b) Right to Action. The Licensor shall have the sole and exclusive right and not the obligation to initiate a suit or take other appropriate action that it believes is reasonably required to enforce Licensed Technology. To the extent that any such suit or action pertains to Licensed Products, the Licensor shall give the Licensee advance notice of its intent to file any such suit or take any such action and the reasons therefor, and shall provide the Licensee with an opportunity to make suggestions and comments regarding such suit or action. Thereafter, to the extent any such suit or action pertains to Licensed Products, the Licensor shall keep the Licensee promptly informed, and shall from time to time consult with the Licensee regarding the status of any such suit or action and shall provide the Licensee with copies of all material documents (e.g., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such suit or action.

(c) Contingent Right to Action. If the Licensor declines to initiate a suit or take other appropriate action to enforce Licensed Patent rights with respect to a Licensed Product within sixty (60) days of such notice, then, subject to Section 5.4(b), the Licensee may, upon written notice to the Licensor, initiate a suit or take other appropriate action to enforce such Licensed Patent rights. The Licensee shall keep the Licensor promptly informed, and shall from time to time consult with the Licensor regarding the status of any such suit or action and shall provide The Licensor with copies of all material documents (e.g., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such suit or action.

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(d) Conduct of Action. The Party initiating suit shall have the sole and exclusive right to select counsel for any suit initiated by it under this Section 5.4. If required under applicable law in order for such Party to initiate and/or maintain such suit, the other Party shall join as a party to the suit. If requested by the Party initiating suit, the other Party shall provide reasonable assistance to the Party initiating suit in connection therewith at no charge to such Party except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance. The Party initiating suit shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings described in this Section 5.4, including the fees and expenses of the counsel selected by it. The other Party shall have the right to participate and be represented in any such suit by its own counsel at its own expense.

(e) Recoveries. Any damages, license fees, royalties or other compensation (including but not limited to any amount received in settlement of such litigation) (“Recoveries”) obtained as a result of any proceeding described in this Section 5.4 or from any counterclaim or similar claim asserted in a proceeding described in this Section 5.4, by settlement or otherwise, shall be applied in the following order of priority:

(i)	first, to reimburse each Party for all expenses of the suit incurred by such Party, including but not limited to attorneys’ fees and disbursements, travel costs, court costs and other litigation expenses;

(ii)	second, the Licensee shall be entitled to receive that portion of the remaining Recoveries reasonably attributable to sales of the Licensed Product (as determined by a court of competent jurisdiction in a final, non-appealable decision); provided, that the Recoveries reasonably attributable to sales of Licensed Product to which the Licensee is entitled after reimbursement of expenses shall be treated as sales for purposes of this Agreement and the Licensor shall be entitled to receive royalties on such constructive sales pursuant to the terms of this Agreement as if such sales had occurred during the time period of the infringement; and

(iii)	third, the Party initiating the suit shall be entitled to sixty percent (60%), and the non-initiating Party shall be entitled to forty percent (40%), of the balance of the Recoveries.].

ARTICLE VI

CONFIDENTIALITY; PUBLICITY

Section 6.1 General. During the term of this Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, each Party (the “Recipient”) shall maintain in confidence all information of the other Party (the “Disclosing Party”) that is disclosed by the other Party and identified as, confidential at the time of disclosure (the “Confidential Information”), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, managers, employees, contractors, permitted licensees, permitted assignees and agents (collectively, “Agents”), to the extent such disclosure is reasonably necessary in connection with performing its obligations or exercising its rights under this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, the Recipient shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. The Recipient shall notify the Disclosing Party promptly upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information. Each Party agrees to take reasonable steps to ensure that the other Party’s Confidential Information shall be maintained in confidence including such steps as it takes to prevent the disclosure of its own proprietary and confidential information of like character. Each Party shall take all steps necessary to ensure that its directors, officers, managers, employees, contractors, permitted licensees, permitted assignees and agents shall comply with the terms and conditions of this Agreement.

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Section 6.2 Exclusions from Nondisclosure Obligation. The nondisclosure and nonuse obligations in Section 6.1 shall not apply to any Confidential Information to the extent that the Recipient can establish by competent written proof that it:

(a)	at the time of disclosure is publicly known;

(b)	after disclosure, becomes publicly known by publication or otherwise, except by breach of this Agreement by the Recipient;

(c)	was in the Recipient’s possession in documentary form at the time of disclosure hereunder;

(d)	is received by the Recipient from a Third Party who has the lawful right to disclose the Confidential Information and who shall not have obtained the Confidential Information either directly or indirectly from the disclosing Party; or

(e)	is independently developed by such Party (i.e., without reference to Confidential Information of the disclosing Party).

Section 6.3 Required Disclosures. If either Party is required, pursuant to a governmental law, regulation or order, to disclose any Confidential Information of the other Party, the receiving Party, if practicable (a) shall give advance written notice to the disclosing Party, (b) shall make a reasonable effort to cooperate with the other Party’s efforts to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation required and (c) shall disclose the Confidential Information solely to the extent required by the law or regulation; provided however, that this Section 6.3 shall not permit any disclosure or use of such Confidential Information beyond the required disclosure (and shall not permit use of the disclosed information, if disclosure remains confidential from the general public, as may be the case of information disclosed pursuant to a protective order).

Section 6.4 Terms of Agreement. The terms of this Agreement are the Confidential Information of both Parties. However, each Party shall be entitled to disclose the terms of this Agreement under legally binding obligations of confidence and limited use to: legal, financial and investment banking advisors; and potential and actual investors, lenders, acquirors and licensees or sublicensees and counsel for the foregoing. In addition, if legally required, a copy of this Agreement and or description thereof may be filed or furnished by either Party with the U.S. Securities and Exchange Commission (or relevant non-U.S. counterpart). In that case, the filing Party will if requested by the other Party diligently seek confidential treatment for terms of this Agreement for which confidential treatment is reasonably available, and shall provide the non-filing Party reasonable advance notice of the terms proposed for redactions and a reasonable opportunity to request that the filing Party make additional redactions to the extent confidential treatment is reasonably available under the law.

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Section 6.5 Return of Confidential Information. Promptly after the termination or expiration of this Agreement for any reason, each Party shall return to the other Party all tangible manifestations of such other Party’s Confidential Information at that time in the possession of the receiving Party.

Section 6.6 Publicity. Except as provided by Section 6.4, other than a mutually agreed press releases (should the Parties so agree), and other than repeating information in mutually agreed press releases, neither Party will generate or allow any publicity regarding this Agreement or the transaction contemplated hereunder. Notwithstanding the foregoing, each Party may make such public announcements as may be required in order to comply with applicable securities laws and regulations, but in this case shall if practicable first confer and seek approval from (i.e., attempt to reach consensus with) the other Party as to what will be said in the disclosure, allowing a reasonable time prior to the disclosure for the other Party to review and for the attempt to reach consensus as to the text of any such required disclosure in advance.

ARTICLE VII

DISCLAIMERS

Section 7.1 Limitation of Liability. EXCEPT TO THE EXTENT SUCH PARTY MAY BE REQUIRED TO INDEMNIFY THE OTHER PARTY UNDER ARTICLE VIII (INDEMNIFICATION) OR AS REGARDS A BREACH OF A PARTY’S RESPONSIBILITIES PURSUANT TO ARTICLE VI (CONFIDENTIALITY), NEITHER PARTY NOR ITS RESPECTIVE AFFILIATES SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES HEREUNDER, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE.

Section 7.2 Disclaimer of Warranties. THE LICENSOR MAKES NO REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND EXPLICITLY DISCLAIMS ANY REPRESENTATION AND WARRANTY, INCLUDING WITH RESPECT TO ANY ACCURACY, COMMERCIAL UTILITY, COMPLETENESS, FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, NON-INFRINGEMENT OR TITLE FOR THE INTELLECTUAL PROPERTY, PATENT RIGHTS, LICENSE AND ANY LICENSED PRODUCT PROVIDED OR MANUFACTURED BY THE LICENSOR OR ANY AUTHORIZED THIRD PARTY. Furthermore, nothing in this Agreement will be construed as:

(a)	a representation or warranty by the Licensor as to the validity or scope of any Licensed Patent;
(b)	a representation or warranty that anything made, used, sold or otherwise disposed of under the License is or will be free from infringement of patents, copyrights, trademarks or any other forms of intellectual property rights or tangible property rights of Third Parties;
(c)	obligating the Licensor to bring or prosecute actions or suits against Third Parties for patent, copyright or trademark infringement;
(d)	conferring by implication, estoppel or otherwise any license or rights under any Patent rights of the Licensor, regardless of whether such Patent rights are dominant or subordinate to rights under the Licensed Patents; and
(e)	obligating the Licensor to furnish any know-how except for the Licensed Know-How.

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Section 7.3 Covenants.

(a) Covenants of the Licensee. The Licensee, its Affiliates and Sublicensees shall not, directly or indirectly (including where such is done by a Third Party on behalf of the Licensee, its Affiliates or Sublicensees, at the urging of the Licensee, its Affiliates or Sublicensees or with the assistance of the Licensee, its Affiliates and/or Sublicensee) bring an action to challenge the enforceability or validity of any Licensed Patent or other Licensed Technology.

(b) Compliance with Laws. Each Party agrees to comply with all applicable laws, ordinances, regulations, rules, statutes or other pronouncement having the effect of law of any city, county, federal, multinational, national, provincial, state or other political subdivision, domestic or foreign, that apply to its activities or obligations under this Agreement, including but not limited to United States export laws and regulations and laws and regulations requiring the approval, consent, license, permit or other authorization from an applicable agency of the United States government regarding the export of data or materials to certain foreign countries without prior approval of the agency.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification. Each Party hereby agrees to indemnify, save and hold harmless the other Party and its officers, directors, shareholders, managers, members, partners, trustees, agents, contractors and employees (the “Indemnities”), as applicable, from and against, any and all assessments, charges, claims, costs, damages, deficiencies, expenses, fines, interest, liabilities, losses, penalties and taxes (including, without limitation, attorneys’ fees, costs of investigation and court costs, each a “Claim”) asserted against, imposed on or incurred by such person or entity (or any of them) in any way relating to or arising from, in connection with or relating to any breach of, inaccuracy in or violation of any agreement, covenant, indemnity, obligation, representation or warranty of the indemnifying Party or the failure of the indemnifying Party to perform any of its agreements, covenants, promises or obligations contained in this Agreement to the extent authorized by law.

Section 8.2 Procedures. In the event of a Third-Party Claim, the applicable Indemnitee shall (a) provide prompt written notice of any Third-Party Claim giving rise to an indemnification obligation hereunder, (b) permit the indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such Third-Party Claim, (c) provide reasonable assistance in the defense of such claim at the indemnifying Party’s reasonable expense, and (d) not compromise or settle such Third-Party Claim without the indemnifying Party’s advance written consent. If the Parties cannot agree as to the application of the foregoing Section 8.1, each may conduct separate defenses of the Third-Party Claim, and each Party reserves the right to claim indemnity from the other in accordance with this Article VIII upon the resolution of the underlying Third-Party Claim.

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ARTICLE IX

TERM

Section 9.1 Term. The term of this Agreement shall commence on the Effective Date and shall expire on a country-by-country basis on the expiration of the last Royalty Term for a Product in the particular country (and payment of any required payments to the Licensor in such country), in each case, unless earlier terminated by a Party as set forth below in this Article IX.

Section 9.2 Material Breach. If either Party believes that the other is in breach of its material obligations hereunder, then the non-breaching Party may deliver notice of such breach to the other Party. For all breaches other than a failure to make a payment set forth in this Agreement, the breaching Party shall have sixty (60) days to cure such breach from the receipt of the notice. For any breach arising from a failure to make a payment set forth in this Agreement, the breaching Party shall have thirty (30) days from the receipt of the notice to cure such breach. If the Party receiving notice of breach fails to cure that breach within the applicable period set forth above, then the Party originally delivering the notice of breach may terminate this Agreement on written notice of termination.

Section 9.3 Effect of Expiration or Termination.

(a) Terminated Licenses. Upon termination of this Agreement other than for Licensee’s breach, the licenses granted to the Licensee in Section 3.1 shall terminate solely with respect to the Licensed Product(s) and country(ies) in which the termination becomes effective.

(b) Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, including outstanding payments to the Licensor by the Licensee, and the provisions of Article IV (Financial Terms), Article V (Intellectual Property), Article VI (Confidentiality), Article VII (Disclaimers), Article VIII (Indemnification), Article IX (Term) and Article X (Miscellaneous) shall survive the expiration or termination of this Agreement.

(c) Commercialization Wind-Down Period. Provided that the Licensee, its Affiliates and its sublicensees, as applicable, are not in breach of any provision of this Agreement at the time of termination, such party shall be permitted to distribute and sell remaining Licensed Products that were in inventory or in production on an effective termination date for a period of twelve (12) months following the effective termination date (“Commercialization Wind-Down Period”). The Licensee, its Affiliates and its sublicensee (as applicable) shall make all payments to the Licensor on sales of such Licensed Products and meet all other obligations in accordance with the terms of this Agreement during the Commercialization Wind-Down Period.

(d) Sublicenses. Notwithstanding the foregoing, termination of this Agreement shall not be construed as a termination of any sublicense of any sublicensee in good standing hereunder, and thereafter each such sublicensee shall be considered a direct licensee of the Licensor, provided that (i) the Licensee has first represented and warranted to the Licensor that, to the Licensees’ actual knowledge, as of the effective date of such termination, such sublicensee is then in full compliance with all terms and conditions of its sublicense, and (ii) such sublicensee agrees in writing to assume all applicable obligations of the Licensee under this Agreement.

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ARTICLE X

MISCELLANEOUS

Section 10.1 Successors and Assignment. This Agreement may not be assigned by either Party without the other Party’s prior written consent; provided that either Party shall be permitted to assign its rights and obligations hereunder, without the other Party’s consent, to a third party in the event of a change in control or any sale, assignment, transfer or other conveyance to such third party of all or substantially all of the business or assets of the assigning Party or corporate restructuring involving all or substantially all of the assigning Party’s voting securities or other ownership interests. In addition, the Licensor may assign this Agreement, or any of its rights under this Agreement, in connection with the sale of, monetization of, transfer of, or obtaining financing on the basis of the payments due to the Licensor under this Agreement or debt or project financing in connection with this Agreement, it being understood and agreed that such assignment shall not undo the license or assignment to the Licensee in Section 3.1. Subject to the foregoing, this Agreement shall be binding on the Parties and their respective successors and permitted assigns, and such permitted assigns shall expressly agree to be bound by all the terms and conditions herein. No partial assignment of the rights or obligations granted hereunder shall be permitted. The Parties agree that the terms of this Agreement shall apply only to themselves and are not for the benefit of any third party beneficiaries.

Section 10.2 Amendments. This Agreement may not be altered, amended or modified except by a written instrument executed by all Parties hereto.

Section 10.3 Notices. Any notices to be given hereunder by any Party to the other may be effected either by personal delivery in writing, by mail, registered or certified, postage prepaid with return receipt requested, by facsimile or by e-mail. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three (3) days after mailing; facsimile and e-mail notices shall be deemed communicated one (1) business day after transmission, receipt confirmed. Notices shall be addressed to the Parties at the addresses listed on the signature page to this Agreement. Each Party may change its address or other information by written notice in accordance with this Section.

Section 10.4 Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the Texas USA, without giving effect to provisions thereof regarding conflict of laws. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the parties in the courts of the State of Texas, County of Travis, or, if it has or can acquire jurisdiction, in the United States District Court for the District which includes the County of Travis, and each of the parties hereby irrevocably and unconditionally consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding, waives any objection to venue laid therein and agrees not to commence any action, suit or proceeding relating thereto except in such courts. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.

Section 10.5 Enforcement of This Agreement. Any failure by a Party to take immediate action with respect to a breach of any provision of this Agreement does not waive such Party’s right to act with respect to such breach or any other breach. Any action or inaction by a Party in response to any breach of this Agreement does not limit such Party’s rights with respect to actions it may take in response to any other similar or different type of breach.

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Section 10.6 Severability. If any portion of this Agreement is found to be invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Further, any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 10.7 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the matters set forth herein, and supersedes any prior agreement between the Parties with respect to the subject matter of this Agreement. No Party has made any agreements, covenants, promises, representations or warranties relating to the subject matter of this Agreement except as otherwise set forth herein, and any prior agreements or understandings not specifically set forth herein shall be of no force or effect.

Section 10.8 Headings. Headings in this Agreement are for reference only and do not limit the scope or extent of such section.

Section 10.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 10.10 Relationship. No agency, employee-employer, franchiser-franchisee, joint venture, partnership or other relationship is intended or created by this Agreement.

Section 10.11 Force Majeure. Neither Party shall be responsible or liable to the other Party for nonperformance or delay in performance of any terms or conditions of this Agreement due to acts of God, acts of governments, wars, riots, strikes or other labor disputes, fire, flood, or other causes beyond the reasonable control of the nonperforming or delayed Party and without the negligence of such Party.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have by duly authorized persons executed this Agreement as of the date first written above.

Quantum Materials Corporation

By:	/s/ Stephen B. Squires
Name:	Stephen B. Squires
Title:	President & CEO

Address for Notices:

3055 Hunter Road
San Marcos, Texas 78666
Attn: Stephen Squires
Email: ssquires@qmcdots.com

Amtronics CC

By:	/s/ Dr. George Anthony Balchin
Name:	Dr. George Anthony Balchin
Title:	Managing Director

Address for Notices:

Attn:
Email:

Schedule A

MILESTONES - Licensee

a)	Within 60 days of execution of this agreement licensee will provide proof of funding in the amount of Twenty million U.S. dollars ($20,000,000.00) for this project.
b)	Within 120 days of execution of this agreement licensee will provide proof that construction on the facility has commenced.
c)	Within no later than 120 days of execution of this agreement licensee will place purchase orders and pay deposits on the purchase of the initial lab equipment to include but not be limited to the Schlenk lines, Micro reactors and support equipment.
d)	Within 210 days of execution of this agreement licensee will provide proof that construction on the facility has been completed.
e)	Within 300 days of execution of this agreement licensee will provide proof that quantum dot production has commenced at the Assam facility.
f)	Within 30 months of execution of this agreement licensee will provide proof that solar cell production has been established.

MILESTONES – Licensor

a)	Licensor is obligated to continual to improve and optimize their patented quantum dot solar cell technology and to achieve a peak solar cell conversion efficiency of 15% on or before the 18th month following execution of this agreement. If licensor does not achieve this target performance within this time frame the licensee will deduct and accrue 10% from the total amount of royalties owing until such time the target performance is achieved. Once the target is achieved the accrued royalties will be paid to licensor.
b)	Licensor is obligated to timely ship production and process equipment and to insure all equipment is of the latest generation. Licensor will make all shipments expeditiously and any shipments that are delayed beyond the initial target date and effect the licensee milestone dates will automatically add 15 days to the licensee milestone dates referenced above.

Annual Minimum Royalties

Annual minimum royalties will commence on January 15, 2021 and will be as follows:

January 15th , 2021 Minimum royalty = $[**Confidential Treatment Requested]

January 15th , 2022 Minimum royalty = $[**Confidential Treatment Requested]

January 15th , 2023 Minimum royalty = $[**Confidential Treatment Requested]

January 15th , 2024 Minimum royalty = $[**Confidential Treatment Requested]

January 15th , 2025 Minimum royalty = $[**Confidential Treatment Requested]

Since robust sales are anticipated from 2025 forward annual minimum royalties will likely no longer be relevant. In the event this is not the case annual minimum royalties of $[**Confidential Treatment Requested] will be used as default to perpetuity.

[**Confidential Treatment Requested] indicates that portions of this document have been redacted and filed separately with the Securities and Exchange Commission.